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                           WYNDHAM HOTEL CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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
                                                                                       THREE MONTHS
                                                                                          ENDED
                                             YEAR ENDED DECEMBER 31,                    MARCH 31,
                                -------------------------------------------------    ----------------
                                 1991       1992      1993      1994       1995       1995      1996
                                -------    ------    ------    -------    -------    ------    ------
                                                       (DOLLARS IN THOUSANDS)
Fixed Charges:
  Interest expense............  $ 8,782    $8,055    $7,216    $ 7,705    $ 8,465    $2,101    $2,114
  Implicit interest in rent...      597       388       502        652        526        66        51
  Amortization of deferred
     finance charges..........      355       263       251        209        250        63       127
                                -------    ------    ------    -------    -------    ------    ------
          Total fixed
            charges...........  $ 9,734    $8,706    $7,969    $ 8,566    $ 9,241    $2,230    $2,292
                                =======    ======    ======    =======    =======    ======    ======
  Earnings before provision
     for income taxes.........  $ 2,049    $  163    $1,654    $ 6,264    $ 7,949    $3,018    $5,167
  Fixed charges...............    9,734     8,706     7,969      8,566      9,241     2,230     2,292
                                -------    ------    ------    -------    -------    ------    ------
          Earnings, as
            defined...........  $11,783    $8,869    $9,623    $14,830    $17,190    $5,248    $7,459
                                =======    ======    ======    =======    =======    ======    ======
  Ratio of earnings to fixed
     charges..................     1.21x     1.02x     1.21x      1.73x      1.86x      2.4x      3.3x
  Deficiency of earnings to
     fixed charges............       --        --        --         --         --
                                =======    ======    ======    =======    =======    ======    ======
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